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                                                                                                                          EXHIBIT 12

                                                         NIPSCO INDUSTRIES, INC.
                                                    RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                                        TWELVE
                                                                                                                        MONTHS
                                                                                                                         ENDED
                                                               YEAR ENDED DECEMBER 31,                                SEPTEMBER 30,
                                   -------------------------------------------------------------------------------    -------------
                                      1992             1993            1994             1995             1996             1997
                                   ------------    ------------     ------------     ------------     ------------    ------------
Earnings as defined in Item
       603(d) of Regulation S-K:
     Income before interest
          charges................. $248,243,984    $261,422,078     $267,739,129     $284,348,649     $290,836,347    $309,341,819
     Adjustments:
          Federal income taxes....   61,556,604      89,021,067      100,320,963      102,223,791       78,532,661     121,586,157
          State income tax........   11,700,316      13,132,078       15,398,420       15,420,719       12,450,863      19,043,068
          Deferred investment tax
              credit, net.........   (7,461,688)     (7,446,643)      (6,488,242)      (7,616,362)      (7,407,813)     (7,553,016)
          Deferred income taxes,
           net....................   14,503,080       2,122,284      (11,488,356)      (2,680,002)      27,418,121     (27,647,607)
          Federal and state
           income taxes included
              in other income.....   (3,323,871)     (5,537,170)     (15,332,783)      (9,260,066)      (4,076,337)      2,224,000
          Amortization of
           capitalized interest...            0               0          103,130          247,616          247,512         247,612
                                   ------------     -----------     ------------     ------------     ------------    ------------
                                   $326,228,506    $362,714,804     $349,241,282     $383,790,245     $387,301,754    $417,241,933
                                   ============    ============     ============     ============     ============    ============
Fixed charges as defined
       in item 603(d) of
       Regulation S-K:
     Interest on long-term debt... $ 37,660,094    $ 82,121,208     $ 78,292,155     $ 82,555,251     $ 35,381,829    $ 98,723,016
     Other interest...............    9,954,982       9,235,108       11,860,228       12,731,395       17,448,667      13,431,297
     Amortization of premium,
          reacquisition premium,
          discount and expense on
          debt, net...............    3,322,908       3,662,624        3,897,161        4,401,668        4,506,472       4,678,760
     Interest portion of
      rent expense................    1,395,288       2,038,882        2,220,675        2,416,111        2,656,116       3,095,497
     Capitalized interest
      during period...............      326,631       4,664,887        2,145,182          234,613                0               0
                                   ------------    ------------     ------------     ------------     ------------    ------------
                                   $102,659,814    $101,835,618     $ 98,205,291     $102,488,028     $110,091,884    $119,929,560
                                   ============    ============     ============     ============     ============    ============
Plus preferred stock dividends:
     Preferred dividend
          requirements of
           subsidiary............. $ 10,858,424    $ 10,541,008     $  9,912,758     $  9,046,207     $  8,711,986    $  7,663,016
     Preferred dividend
          requirements factor.....         1.52            1.66             1.67             1.54             1.59            1.56
                                   ------------    ------------     ------------     ------------     ------------    ------------
     Preferred dividend
          requirements of
           subsidiary.............   18,200,804      16,131,969       14,571,756       13,931,169       13,852,056      11,782,705
     Fixed charges................  102,859,314     101,638,818       88,206,291      102,488,928      110,091,884     119,929,560
                                   ------------    ------------     ------------     ------------     ------------    ------------
                                   $119,860,618    $117,767,787     $112,777,047     $116,419,187     $123,843,340    $131,712,265
                                   ============    ============     ============     ============     ============    ============
Ratio of earnings to fixed
     charges                               2.74            3.00             3.10             3.30             3.21            3.17

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